February 21, 2012

Cross Border Resources, Inc.

22610 US Highway 281 N., Suite 218

San Antonio, TX 78258

Attn: Everett Willard Gray, II

Gentlemen:

You are hereby notified that the undersigned consents to being named as a nominee in any consent statement or proxy statement filed by Red Mountain Resources, Inc. with the Securities and Exchange Commission in connection with the solicitation of written consents or proxies for election of the undersigned as a director of Cross Border Resources, Inc. (“Cross Border”) and serving as a director of Cross Border if elected.

Very truly yours,